Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237680
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 13, 2020)
3,500,000 Ordinary Shares

Camtek Ltd.

We are offering 3,500,000 of our ordinary shares.

Our ordinary shares are listed on The Nasdaq Global Market under the symbol “CAMT” and on the Tel Aviv Stock Exchange (the “TASE”) under the symbol קמטק.  The last reported sale price of our ordinary shares on The Nasdaq Global Market and on the TASE on November 18, 2020, was $17.73 and $18.95 per share, respectively. The currency in which our stock is traded on the TASE is the New Israeli Shekel (“NIS”). The above closing price on the TASE represents a conversion from NIS to dollar amounts in accordance with the dollar - NIS conversion rate as of November 18, 2020, as reported by the Bank of Israel.

Investing in our ordinary shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

	Per share	Total
Public Offering Price	$17.00	$59,500,000
Underwriting Discounts and Commissions(1)	$0.935	$3,272,500
Proceeds to Camtek Ltd., before expenses	$16.065	$56,227,500

(1) The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 525,000 additional ordinary shares at the public offering price per share, less underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,763,375 and the total proceeds to us, before expenses, will be $64,661,625.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the ordinary shares is expected to be made on or about November 23, 2020.

Joint Book-Running Managers

Barclays	Stifel

Co-Managers

Needham & Company	B. Riley Securities

Northland Capital Markets

Prospectus Supplement dated November 18, 2020

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, and any free writing prospectus we have authorized for use in connection with this offering, is accurate only as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision.

We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering and the offering of the ordinary shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering outside the United States. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus or any such free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

About this Prospectus Supplement

On April 14, 2020, we filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form F-3 (File No. 333-237680) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on April 21, 2020. Under this shelf registration process, we may, from time to time, sell up to $150,000,000 of our ordinary shares and other securities, of which this offering is a part.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and should be read with the same care. When we make future filings with the SEC to update the information contained in documents that have been incorporated by reference, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded.  If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in this prospectus supplement or the accompanying prospectus is inconsistent with a statement in another document having a later date (including a document incorporated by reference in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, and “U.S. dollars,” “$” or “dollars” are to United States dollars.

S - ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference into this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein, therein and in any free writing prospectus that we have authorized for use in connection with this offering, statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the current beliefs, expectations and assumptions of Camtek. Forward-looking statements can be identified by the use of words including “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “may,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of Camtek to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Our actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including:

•
the effect of the COVID-19 crisis on the global markets and on the markets in which we operate, including the risk of the continuation of disruptions to our and our customers’, providers’, business partners’ and contractors’ businesses as a result of the COVID-19 pandemic;

•	our dependency upon the semiconductor industry and the risk that unfavorable economic conditions or low capital expenditures may negatively impact our operating results;

•	the highly competitive nature of the markets we serve, some of which have dominant market participants with greater resources than us;

•	the rapid evolvement of technology in the markets in which we operate, and our ability to adequately predict these changes or keep pace with emerging industry standards;

•	the risks relating to the concentration of a significant portion of our business in certain countries in the Asia Pacific region, particularly China, Taiwan and Korea;

•	the variation of our operating results from quarter to quarter, and from our expectations for any specific period, and the effect that such variation has on our ability to predict future results;

•	the effect that our prior or future M&A activity may have on our results of operations;

•
our dependency on a limited number of suppliers, and in some cases, a sole supplier and/or subcontractor, and the effect and substantial costs that we may incur if one or more of our third‑party suppliers or subcontractors does not provide us with key components or subsystems;

•	our dependency on a number of key personnel who would be difficult to replace;

•	the risk of increased cyber-attacks, data breaches, risks and threats, along with changes in privacy and data protection laws;

•	fluctuations in currency exchange rates that may result in additional expenses being recorded or may result in the prices of our products becoming less competitive;

•	the longer sales process for new products that may increase our costs and delay time to market our products;

•	potential litigation to enforce or defend our intellectual property rights, which may be costly and time consuming;

•	potential difficulties in purchasing key components and subsystems, or overestimating our needs, to meet customer demand;

S - iii

•	our ability to protect our proprietary technologies;

•	the risk that the orders detailed under “Recent Developments” below may not be realized as expected or at all;

•	our ability to comply with applicable laws and regulations and the impact of changes in applicable laws and regulations; and

•
those other risks and factors described in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein, therein and in any free writing prospectus that we have authorized for use in connection with this offering, and specifically our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated herein by reference.

While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and in any free writing prospectus that we have authorized for use in connection with this offering, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

In addition, you should refer to the information contained under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these and other factors, we cannot assure you that the forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein, therein or in any free writing prospectus that we have authorized for use in connection with this offering will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein, therein or and in any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised, however, to consult any further disclosures we make on related subjects in the reports we file with, or furnish to, the SEC.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering, include data, forecasts and information obtained from industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Forecasts and other metrics included in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and in any free writing prospectus that we have authorized for use in connection with this offering, to describe our industry are inherently uncertain and speculative in nature and actual results for any period may materially differ. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented in this prospectus supplement or the accompanying prospectus, in the documents incorporated by reference herein and therein or in any free writing prospectus that we have authorized for use in connection with this offering, estimates and forecasts involve uncertainties and risks and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and in any free writing prospectus that we have authorized for use in connection with this offering.

S - iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected material information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our securities. You should read this summary together with the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement, the accompanying prospectus and the documents that are incorporated herein and therein by reference, and in any free writing prospectus that we have authorized for use in connection with this offering, as well as our financial statements and the notes to those financial statements, before making an investment decision. This prospectus supplement may add to, update or change information contained in or incorporated by reference in the accompanying prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Camtek,” “the Company,” “we,” “us” and “our” refer to Camtek Ltd. and our consolidated subsidiaries. All references herein to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

Company Overview

Camtek develops and manufactures state-of-the-art equipment for Inspection and Metrology of wafers used by more than 100 customers, including most major leading semiconductor manufacturers. Camtek provides Automatic Inspection and Metrology systems to find defects on individual die on wafers before they are packaged, which is crucial in the semiconductor industry because a single defective device can cause the failure of the entire product. Camtek is a leading provider of Inspection and Metrology systems, enabling and supporting its customers’ latest technologies. Camtek addresses this industry with dedicated solutions based on its advanced core technologies, including advanced optics and electronics hardware, advanced algorithms and software, image processing, motion control and material handling.

Semiconductor wafers are scanned under the advanced optic heads (2D Inspection and Metrology and 3D Metrology) in our systems, advanced software and algorithms are implemented on the scanned wafers data, and as a result, our systems automatically sort good die and defective die, with the defective dies being sorted out of the production lots and not inserted into a package. Hence the total end product yield is enhanced by ensuring that only known good die will be shipped to end-users. The systems are easy to operate and offer high accuracy and productivity in high volume manufacturing environments. These systems incorporate proprietary advanced image processing software and algorithms, as well as advanced electro‑optics and precision mechanics and are designed for easy operation and maintenance. In addition, our global, direct customer support organization provides responsive, localized pre- and post- sales support for our customers through our wholly owned subsidiaries.

Inspection and Metrology are implemented at various stages along the semiconductor manufacturing process. Camtek’s systems serve various manufacturing stages starting from the front-end macro inspection and outgoing quality control, through Inspection and Metrology of bumps in the mid-end and the inspection of post-diced wafers in the back end.

As of the date of this prospectus supplement, we have over 100 issued and applied-for patents in various countries around the world. These patents relate to our proprietary technology and know-how developed for Inspection and Metrology and Functional Inkjet Technology tools.

As of September 30, 2020 Camtek employed approximately 350 employees around the world.

Our Markets

The semiconductor manufacturing industry produces integrated circuits mainly on silicon wafers but also on other materials. Each wafer contains numerous integrated die, which contain microelectronic devices. The growth of the semiconductor manufacturing industry in the past few years has been driven largely by demand from electronics such as smartphones and the proliferation of applications, including the Internet of Things and cloud computing. Continued growth is expected with the enhancements of existing products and the inclusion of emerging technologies such as Artificial Intelligence in products and 5G networks, as well as rapid growth in automotive and industrial electronics. The effect of such market growth trends on the demand of Inspection and Metrology systems is driven by two main factors: (i) growing electronic device manufacturing volume requires more equipment (for example, the 5G network generation will increase the speed of manufacturing of new mobile phones) and (ii) applications, such as automotive, require a higher level of reliability and hence more Inspection and Metrology.

In the fast-growing advanced packaging market segment, which includes a wide variety of devices and technologies, new inspection and measurement steps become crucial to ensure a known good package. The bumps are becoming the main interface connection instead of the conventional wire bonding. There is a wide variety of bump types and sizes which are used for different packaging requirements. Camtek’s systems, equipped with several 3-D measurement sensors and inspection technologies, provide wide coverage to many of those Inspection and Metrology steps such as bump height, die stack planarity and space redistribution layer (“RDL”) dimensions. These are examples of the typical steps to ensure a high quality product.

Wafers with ten million bumps are becoming more common and require 100% Inspection and Metrology due to the packaging reliability requirements. The high cost of packages, which in many cases combine multiple die, requires known good die in order to ensure that each die in the package is fully functional. Camtek’s systems are designed to deliver 100% Inspection and Metrology in a high volume manufacturing environment, without compromising on throughput and performance.

A fast-growing segment is the complementary metal oxide semiconductor image sensors (“CIS”) used for cameras. With the growing number of cameras in each mobile phone, the increase in the number of pixels per each sensor and reduction in the size of each pixel, high-resolution inspection is mandatory. Camtek has developed unique capabilities to address these requirements and its systems are being used by some of the largest CIS manufacturers.

Another growing segment is the “micro-electro mechanical systems” (“MEMS”), which mainly serves the mobile, medical and automotive markets, utilizing materials, manufacturing technologies and facilities from the semiconductor industry to produce miniature mechanisms, such as inkjet print heads, accelerometers, sensors, video projection devices and microphones. Camtek’s Inspection and Metrology is implemented at various stages along the manufacturing process of MEMS devices to detect mechanical damage and other surface defects including cracks and foreign materials as well as to confirm dimensional conformity, thus eliminating subsequent testing of defective products, increasing yield and reducing overall production costs.

Other significantly growing segments include power, which is mainly used for high-end computing and designed to manage the exponentially growing amounts of data, and radio frequency devices used to address the next generation communication network, known as 5G.

During the period commencing January 1, 2016 and until September 30, 2020, the advanced packaging market segment accounted for approximately 56% of our solutions sold, the CIS segment accounted for approximately 20% of our solutions sold and the remaining 24% of our solutions sold was comprised of the MEMS segment, radio frequency segment, power segment and other segments detailed in “Item 4.B - “Business Overview – Our Market” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated herein by reference. In addition, during the nine-month period ended September 30, 2020, the CMOS Image Sensors accounted for approximately 30% of the new purchase orders we received during such period.

Camtek’s systems are designed to meet the industry roadmap and market requirements.

Our customers are semiconductor manufacturers, among them outsourced semiconductor assembly and test, integrated device manufacturers and wafer level packaging subcontractors, and are located throughout Asia, Europe and North America. Many of them have multiple facilities. In 2018 and 2017, no individual customer accounted for more than 10% of our total revenues; however in 2019, one customer accounted for 11% of our total revenues. As of September 30, 2020, our installed base was approximately 1,200 systems.

Product Lines - Inspection and Metrology Systems

Our systems consist of:

•	an electro-optical assembly unit, either movable or fixed, which consists of a video camera, precision optics and illumination sources, and which captures the image of the inspected product;

•	a precise table, either movable or fixed, that holds the inspected product; and

•	an electronic hardware unit which operates the entire system and includes embedded components that process and analyze the captured image by using our proprietary algorithms.

The inspected product is placed on a designated platform and is scanned under the optical assembly unit. The optical assembly unit then captures images of the product, while the electronic hardware unit processes the image using the analysis algorithms. Detected discrepancies are logged and reported as defects per the user definitions. The image of the defect is immediately available for verification by the system operator. Our systems can also compile and communicate statistical reports of inspection findings via the customer’s factory information system.

We offer a broad range of systems for automated optical Inspection and Metrology of semiconductor wafers. We invest significant resources in research and development (“R&D”) to provide our customers with advantageous performance, low cost of ownership, high reliability and ease of operation. We believe that a significant part of our competitive advantage derives from our R&D innovative capabilities which enable us to adapt our technologies to evolving market needs.

Over the years, our Inspection and Metrology products for the semiconductor industry included the Falcon, Condor, Gannet and Eagle products lines. In 2017, we finalized the implementation of our decision from 2015 to focus our semiconductor activity on the Eagle platforms only and have phased out all other product lines for this industry.

Product	Function
Eagle-i
The Eagle-i system family is designed for high volume 2D inspection, delivering superior 2D Inspection and Metrology capabilities. The system utilizes the most advanced algorithms enabling detection of down to sub-micron defects and measuring two micron line and RDL. The Eagle-i system family includes the EagleT-I and EagleT-I Plus models, which were designed for better accuracy and optical resolutions and higher throughput.

Eagle-AP
The Eagle-AP system family addresses the fast-growing advanced packaging market using state of the art technologies, including both software and hardware, that deliver superior 2D and 3D Inspection and Metrology capabilities on the same platform. The advanced packaging market uses a wide spectrum of bump types and sizes. The Eagle-AP meets the current and future requirements in Inspection and Metrology including measurement of bumps down to 2µm (microns) and providing high throughput. The Eagle-AP system family includes the EagleT-AP and EagleT-AP Plus models, equipped with higher throughput and improved metrology capabilities.

Golden Eagle	Camtek’s panel Inspection and Metrology system is designed to support the manufacturing of panel wafers used in the manufacturing of fan-out level packaging applications.

In addition, we intend to offer certain software solutions we develop, such as the automatic defect classification, which provides automatic defect classification of color images, utilizing deep learning techniques, and will enable our customers to reduce and even eliminate manual verification.

Corporate Information

Our legal and commercial name is Camtek Ltd. We were incorporated on October 21, 1987 as an Israeli corporation. The legislative framework within which Camtek Ltd. operates is the Israeli Companies Law, 5759-1999, as amended, and the Israeli Companies Ordinance (New Version) 1983, as amended. Our principal executive offices are located at Ramat Gavriel Industrial Zone, P.O. Box 544, Migdal Ha’Emek, Israel. Our telephone number is +972-4-604-8100 and our website is www.camtek.com. The information on, or accessible through, our website or any other website referenced herein is not incorporated by reference into this prospectus supplement, is not considered a part of this prospectus supplement and should not be relied upon with respect to this offering.

Israel Innovation Authority

We have received government grants from the Israel Innovation Authority (the “IIA”) for the financing of a portion of our R&D expenditures over the years. Even following full repayment of any IIA grants, and unless otherwise agreed by the applicable authority of the IIA, we must nevertheless continue to comply with the requirements of the Encouragement of Industrial Research and Development Law, 1984 and the regulations promulgated there under (together: the “R&D Law”), with respect to technologies the development of which was financed by such grants (the “Financed Know-How”), including an obligation for repayment of such grants from sales of products based on the Financed Know-How, if and when such sales occur.

 As of the date of this prospectus supplement, the total amount of grants that we had received from the IIA and had not yet repaid (including interest accrued by Camtek) was approximately $7.5 million (not including an additional amount of approximately $0.9 for a terminated project). Therefore, our contingent obligation for royalties, net of royalties already paid in the sum of approximately $3.9 million, along with the accumulated LIBOR interest of approximately $3.6 million, totaled approximately $7.5 million as of the date of this prospectus supplement. This amount also includes grants received by Printar Ltd. (“Printar”), which we assumed in the framework of our acquisition of Printar’s assets and certain liabilities, and which we have written off, as we believe that no such payments will be made to the IIA.

Under the terms of the grants received, we are required to pay royalties ranging between 3% to 5% of the revenues we generate from our products which were originated from technologies financed by such grants, until 100% of the dollar value of the grant is repaid (plus LIBOR interest applicable to grants received on or after January 1, 1999).

In addition to the obligation to pay royalties to the IIA, the R&D Law requires that products which incorporate Financed Know-How be manufactured in Israel, and prohibits the transfer of the Financed Know-How and any right derived therefrom to third parties, unless otherwise approved in advance by the IIA. Such prior consent may be given by the IIA subject to payment of increased royalties.

Although as of the date of this prospectus supplement, no Financed Know-How is used or incorporated in our current or currently anticipated product lines, the above-mentioned restrictions and requirements for payment could in the future – if and as applicable – impair our ability to sell such Financed Know-How, or be used to outsource or transfer manufacturing activities with respect to any product or technology based on Financed Know-How, outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of Financed Know-How (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

For more information please see “Item 4.B - “Business Overview – The Israel Innovation Authority” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated herein by reference.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of Nasdaq Listing Rule 5005(a)(18), as we are governed by the laws of Israel and we meet the other criteria set forth for a “foreign private issuer” under Rule 3b-4(c) under the Exchange Act. As long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	Regulation FD, which imposes certain restrictions on the selective disclosure of material information;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring filing with the SEC of quarterly periodic reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Foreign private issuers also are exempt from certain more stringent executive compensation disclosure rules. Thus, so long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not a foreign private issuer.

Recent Developments

Receipt of over $20 million in orders for Inspection and Metrology systems and $15 million in orders for front-end macro inspection

On November 13, Camtek announced that in the last ten days it received orders totaling over $20 million for the inspection and metrology of Advanced Packaging, Compound Semiconductors, CMOS Image Sensors and RF devices from several semiconductor manufacturers. The orders are expected to be delivered during the first half of 2021.

On October 1, Camtek announced that it received orders amounting to $15 million for systems serving front-end macro inspection applications from two large manufacturers. The orders for Camtek’s latest Eagle model are expected to be installed during the fourth quarter of 2020 and the first quarter of 2021.

Effect of the Novel Coronavirus Pandemic (“COVID-19”)

For a description of the effect that the COVID-19 has had, and may continue to have, on Camtek, see “Risk Factors - Risks Relating to COVID-19” below.

THE OFFERING

Ordinary shares offered by us:	3,500,000 ordinary shares (or 4,025,000 ordinary shares if the underwriters exercise their option to purchase additional shares in full).

Ordinary shares to be outstanding immediately after this offering:	42,711,381 ordinary shares (or 43,236,381 ordinary shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional ordinary shares:	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 525,000 additional ordinary shares.

Use of proceeds:
We intend to use the net proceeds from this offering for general corporate purposes, including, but not limited to, potential acquisitions, working capital, capital expenditures, investments, R&D and product development. See “Use of Proceeds” on page S-16 of this prospectus supplement.

Risk factors:
Investing in our ordinary shares involves significant risks. See the information under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Trading markets:	Our ordinary shares are traded on the Nasdaq Global Market under the symbol “CAMT” and on the TASE under the symbol "קמטק".

Timing and settlement of ordinary shares	The ordinary shares are expected to be delivered against payment on or about November 23, 2020.

Lock-Up
Subject to certain exceptions, we, members of our board of directors, executive officers and certain of our shareholders have agreed with the underwriters not to sell, transfer or dispose of any ordinary shares for a period of 90 days (subject to certain exceptions) after the date of this prospectus supplement. See “Underwriting.”

The number of ordinary shares to be outstanding immediately after this offering as shown above is based on 39,211,381 ordinary shares outstanding as of September 30, 2020 and excludes the following as of that date:

•
119,301 ordinary shares issuable upon the exercise of outstanding options to purchase ordinary shares, having a weighted average exercise price of $3.78 per share, and 1,344,905 ordinary shares issuable upon the exercise of outstanding restricted share units, all under the Camtek Ltd. 2018 Share Incentive Plan (the “2018 Plan”), including its sub-plans, and our prior equity incentive plans; and

•	an aggregate of 1,029,596 ordinary shares issuable and reserved for future grants under the 2018 Plan, including its sub-plans.

 Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 525,000 additional ordinary shares.

Summary Consolidated Financial Data

The following tables set forth a summary of our consolidated financial data. The summary consolidated statements of income data for the year ended December 31, 2016 and the summary consolidated balance sheet data as of December 31, 2017 has been derived from our audited consolidated financial statements that appear in our Annual Report on Form 20-F for the year ended December 31, 2018, which is not incorporated by reference in this prospectus supplement. The summary consolidated statements of income data for the years ended December 31, 2017, 2018 and 2019, and the summary consolidated balance sheet data as of December 31, 2018 and 2019, have been derived from our audited consolidated financial statements that appear in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement. The audited financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP, except as otherwise described therein.

The summary historical consolidated statements of income data (unaudited) for the nine months ended September 30, 2019 and 2020, and the summary consolidated balance sheet data (unaudited) as of September 30, 2020, have been derived from our unaudited consolidated financial statements as of, and for the nine month period ended, September 30, 2020, which we furnished to the SEC as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K on November 17, 2020 (the “2020 Nine Month Report”), which is incorporated by reference in this prospectus supplement.

The historical financial results presented below are not necessarily indicative of results that can be expected for any future period. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the operating results that may be expected for the full year. The unaudited consolidated financial statement data was prepared on a basis consistent with our audited consolidated financial statement data and includes, in the opinion of our management, all adjustments necessary for the fair presentation of the financial information contained in that data.

The information presented below is qualified by: (i) the more detailed historical audited consolidated financial statements as of, and for the year ended, December 31, 2019, the notes thereto and the discussion under “Operating and Financial Review and Prospects” included in Items 5 and 18 of our Annual Report on Form 20-F for the year ended December 31, 2019; and (ii) our 2020 Nine Month Report, including the unaudited financial statements and the notes contained therein, both of which are incorporated by reference herein.

Statements of Income Data:

	Nine Months ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016
	U.S. Dollars (in thousands, except per share data)
Selected Statement of Operations Data:
Revenues:
Revenues	$107,240	$100,818	$134,019	$123,174	$93,485	$79,228
Cost of revenues	57,315	51,875	69,235	62,378	47,966	41,807
Reorganization and impairment	-	-	-	-	-	4,931
Total cost of revenues	57,315	51,875	69,235	62,378	47,966	46,738
Gross profit	49,925	48,943	64,784	60,796	45,519	32,490

Research and development costs	13,952	11,891	16,331	14,581	13,534	12,630
Selling, general and administrative expenses	21,374	19,668	26,481	26,182	22,022	21,900

Litigation settlement	-	-	-	-	13,000	-
Reorganization and impairment	-	-	-	-	-	(4,059)
Total operating expenses	35,326	31,559	42,812	40,763	48,556	30,471
Operating income (loss)	14,599	17,384	21,972	20,033	(3,037)	2,019
Financial income (expenses), net	958	340	801	728	(150)	(847)

Income (loss) from continuing operations before income taxes	15,557	17,724	22,773	20,761	(3,187)	1,172
Income tax (expense) benefit	(1,445)	(1,508)	(1,950)	(2,030)	4,875	(303)
Net income from continuing operations	14,112	16,216	20,823	18,731	1,688	869

Discontinued operations
Income from discontinued operations
Income before tax expense	-	1,257	1,257	-	18,302	4,450
Income tax expense	-	(94)	(94)	-	(6,028)	(585)
Net income from discontinued operations	-	1,163	1,163	-	12,274	3,865
Net income	14,112	17,379	21,986	18,731	13,962	4,734

Earnings per ordinary share:
Basic earnings from continuing operations	0.36	0.43	0.55	0.52	0.05	0.02
Basic earnings from discontinued operations	-	0.03	0.03	-	0.35	0.11
Basic net earnings	0.36	0.47	0.58	0.52	0.40	0.13
Diluted earnings from continuing operations	0.35	0.43	0.54	0.51	0.05	0.02
Diluted earnings from discontinued operations	-	0.03	0.03	-	0.34	0.11
Diluted net earnings	0.35	0.46	0.57	0.51	0.39	0.13
Weighted average number of ordinary shares outstanding (in thousands):
Basic	$38,957	$37,286	$37,626	$36,190	$35,441	$35,348
Diluted	$39,878	$38,064	$38,432	$36,747	$35,964	$35,376

Balance Sheet Data:

	September 30,		December 31,
	2020	2019	2018	2017
	U.S. Dollars (In thousands)
Assets
Current assets
Cash and cash equivalents	$26,042	$38,047	$54,935	$43,744
Short-term deposits	80,000	51,500	-	-
Trade accounts receivable, net	33,747	31,443	31,644	23,153
Inventories	34,436	23,803	30,109	21,336
Other current assets	3,032	2,909	2,613	3,215

Total current assets	177,257	147,702	119,301	91,448

Property, plant and equipment, net	$18,886	$18,526	$17,117	$15,503

Long-term inventory	4,090	2,791	2,056	1,383
Deferred tax asset	8	746	2,366	4,067
Other assets	80	113	231	153
Intangible assets, net	619	491	476	482

	$4,797	$4,141	$5,129	$6,085

Total assets	200,940	170,369	141,547	113,036

Liabilities and shareholder’s equity

Current liabilities
Trade accounts payable	20,468	11,334	15,541	10,502
Other current liabilities	$24,283	$20,272	$23,179	$17.395

Total current liabilities	44,751	31,606	38,720	27,897

Long-term liabilities
Other long term liabilities	$2,191	$2,461	$1,420	$838
	2,191	2,461	1,420	838

Total liabilities	$46,942	$34,067	$40,140	$28,735

Commitments and contingencies

Shareholders’ equity
Ordinary shares NIS 0.01 par value, 100,000,000 shares authorized at September 30, 2020, December 31, 2019, 2018 and 2017; 41,303,757 , 40,742,355, 38,535,445 and 37,924,507 issued shares at September 30, 2020, December 31, 2019, 2018 and 2017, respectively; 39,211,381, 38,649,979, 36,443,069 and 35,832,131 shares outstanding at September 30, 2020, December 31, 2019, 2018 and 2017, respectively	159	157	151	149
Additional paid-in capital	104,909	101,327	81,873	78,437
Retained earnings	$50,828	$36,716	$21,281	$7,613
	155,896	138,200	103,305	86,199
Treasury stock, at cost (2,092,376 as of September 30, 2020, December 31, 2019, 2018 and 2017)	$(1,898)	$(1,898)	$(1,898)	$(1,898)

Total shareholders' equity	$153,998	$136,302	$101,407	$84,301

Total liabilities and shareholders' equity	$200,940	$170,369	$141,547	$113,036

Non-GAAP Financial Data and Reconciliation of GAAP to Non-GAAP Results:

While we report our results in accordance with GAAP, we believe that the non-GAAP measures of our financial results set forth below, consisting of Non-GAAP net income, Non–GAAP net income per diluted share, Non- GAAP gross margin, Non-GAAP gross profit and Non-GAAP operating income, provide useful information to our investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining executive and senior management incentive compensation and for budgeting and planning purposes. These measures are used in financial reports prepared for management and in quarterly financial reports presented to our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those used by other semiconductor companies, many of which present similar non-GAAP financial measures to investors.

	Nine Months ended September 30,		Year ended December 31,
	2020	2019	2019	2018	2017	2016
	U.S. dollars (In thousands, except share data)
Reported net income attributable to Camtek Ltd. on GAAP basis	$14,112	$17,379	$21,986	$18,731	$13,962	$4,734

Share-based compensation	3,053	2,068	2,892	1,682	426	363
Chroma transaction expenses (1)	-	136	136	-	-
Attributable to discontinued operations (2)	-	(1,163)	(1,163)	-	(12,274)	(3,865)
Effect of FIT reorganization (3)	-	-	-	506	-	872
Settlement expense, net of tax (4)	-	-	-	-	12,025	-
Realization of deferred tax assets (5)	-	-	-	-	(4,495)	-
Acquisition of Sela and Printar related expenses (6)	-	-	-	-	-	183
Non-GAAP net income	$17,165	$18,420	$23,851	$20,919	$9,644	$2,287

Non–GAAP net income per diluted share (7)	0.43	0.48	0.62	0.57	0.27	0.06

Gross margin on GAAP basis from continuing operations	46.6%	48.5%	48.3%	49.4%	48.7%	41.0%
Reported gross profit on GAAP basis	49,925	48,943	64,784	60,796	45,519	32,490
Share-based compensation	308	207	292	167	44	31
Effect of FIT reorganization (3)	-	-	-	205	-	4,931
Non-GAAP gross margin	50,233	49.150	65,076	61,168	45,563	37,452
Non-GAAP gross profit (7)	46.8%	48.8%	48.6%	49.7%	48.7%	47.3%

Reported operating income (loss) attributable to Camtek Ltd. on GAAP basis from continuing operations	14,599	17,384	21,972	20,033	(3,037)	2,019
Share-based compensation	3,053	2,068	2,892	1,682	426	363
Chroma transaction expenses (1)	-	136	136	-	-	-
Effect of FIT reorganization (3)	-	-	-	506	-	872
Settlement expense (4)	-	-	-	-	13,000	-
Non-GAAP operating income	$17,652	$19,588	$25,000	$22,221	$10,389	$3,254

(1)
In the second and third quarters of 2019, certain transaction expenses were incurred in relation to the technological cooperation agreement with Chroma ATE Inc. (“Chroma”). These were recorded under operating expenses.

(2)
Due to the completion of the sale of Camtek’s printed circuit boards’ (“PCB”) business at the end of the third quarter of 2017, the results of this unit ceased to be consolidated into Camtek’s financial statements and are accounted for as discontinued operations in both the current period ended December 31, 2017, as well as the comparative periods. Following the sale of the PCB business, the Company recorded one-time income of $12.5 million to GAAP net income in the 2017 full year results. This amount is excluded from the non-GAAP results.

(3)
At the end of the first quarter of 2018, the Company ceased its efforts to utilize the remaining inventory and equipment related to the development of functional inkjet technology (“FIT”) and recorded a one-time write-off in the amount of $0.5 million, consisting of: (1) inventory write-offs of $0.2 million, recorded under the cost of revenue line item; and (2) fixed asset write-offs of $0.3 million recorded under operating expenses. During year ended December 31, 2016, the Company recorded reorganization costs with regard to the FIT activities of $0.9 million, consisting of: (1) inventory and fixed asset write-offs of $4.9 million, recorded under cost of revenues line item; (2) other expenses of $0.1 million, recorded under cost of revenues line item; (3) fixed asset write-offs of $0.7 million, recorded under operating expenses; (4) other expenses of $0.2 million, recorded under operating expenses; and (5) income from write-off of liabilities to the IIA of $5.0 million, recorded under operating expenses.

(4)	In the third quarter of 2017, the Company recorded a provision of $13 million ($12 million net of tax) in conjunction settlement with Rudolph Technologies Inc.

(5)
In the third quarter of 2017, the Company recorded net income of $4.5 million as a result of a decrease in the valuation allowance on deferred tax assets following the evaluation of the realizability of the assets based on projected future earnings.

(6)
During the year ended December 31, 2016, the Company recorded acquisition expenses of $0.2 million, consisting of revaluation adjustments of $0.2 million of contingent consideration and certain future liabilities recorded at fair value. These amounts are recorded under finance expenses line item.

(7)
Non-GAAP net income per diluted share is calculated by dividing Non-GAAP net income by the weighted average number of diluted ordinary shares outstanding.  Non-GAAP gross profit is calculated by dividing Non-GAAP gross margin by revenue.

As shown in the table above, the non-GAAP measures that we present above for the nine-month periods ended September 30, 2019 and 2020 reflect important eliminations of GAAP-based line items that do not accurately reflect how our management evaluates the financial condition of our business in an ongoing manner.

Our management does not consider our non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in conjunction with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, which is set forth above, and not to rely on any single financial measure to evaluate our business.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks described below as well as those discussed under the section captioned “Item 3. Key Information. Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on March 30, 2020, which are incorporated by reference in the prospectus supplement, in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. The risks and uncertainties previously described and discussed below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks actually occurs, our business, financial condition, results of operation or cash flow could be adversely affected. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment.

Risks Related to our Ordinary Shares and this Offering

Our management will have broad discretion in the use of the net proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes, including, but not limited to, potential acquisitions, working capital, capital expenditures, investments, R&D and product development. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. Additionally, we have no agreements or understandings with respect to any acquisition or investment at this time. As a result, our management and board of directors will have broad discretion over the use of our net proceeds from this offering, and you will be relying on their judgment regarding the application of these proceeds, which can be different from that contemplated at the time of this offering. Our management and board of directors might not apply our net proceeds in ways that ultimately increase the value of your investment and we might not be able to yield a significant return, if any, on any investment of these net proceeds. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our ordinary shares to decline.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the ordinary shares offered pursuant to this prospectus supplement is higher than the net tangible book value per share of our ordinary shares. Therefore, if you purchase ordinary shares in this offering, you will incur immediate and substantial dilution in the net tangible book value per share from the price per share that you pay. If the holders of outstanding options to acquire ordinary shares exercise those options at prices below the public offering price, you will incur further dilution. See the section entitled “Dilution” herein for a more detailed discussion of the dilution associated with this offering.

Sales of our ordinary shares may depress our share price.

This offering of ordinary shares by us and any future issuances or sales of a substantial number of ordinary shares in the public market or otherwise, or the perception that such sales may occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of our ordinary shares.

Our executive officers and directors, and certain of our shareholders, have agreed with the underwriters that, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement, they will not directly or indirectly sell, transfer or dispose of any ordinary shares without the prior written consent of the underwriters, who may, in their sole discretion and at any time without notice, release all or any portion of the ordinary shares subject to those lock-up agreements. See “Underwriting” below.

In addition, we have issued a substantial number of ordinary shares in connection with the exercise of options to purchase our ordinary shares, and in the future we may issue additional shares in connection with the exercise of existing options, which are eligible for, or may become eligible for, unrestricted resale. Any sales of such shares in the public market or otherwise could reduce the prevailing market price of our ordinary shares, as well as make future sales of ordinary shares by us less attractive or not feasible, thus limiting our capital resources.

Our share price and trading volumes have demonstrated significant volatility in the past and may continue to fluctuate in the future. Such share price volatility could limit investors’ ability to sell our shares at a profit, could limit our ability to raise funds successfully and may cause additional exposure for securities class action litigation.

The stock market in general and the market price of our ordinary shares, in particular, are subject to fluctuation. As a result, changes in our share price may be unrelated to our operating performance. The price of our ordinary shares has experienced volatility in the past and may continue to do so in the future.  During the period from January 1, 2020 through September 30, 2020, the closing price of our ordinary shares ranged from $6.48 to $19.80 per share. The price volatility of our shares and periodic volatile trading volume may make it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time or to plan purchases and sales in advance. A variety of factors may affect the market price and the trading volume of our ordinary shares, including:

•	global economic conditions, which generally influence stock market prices and volume fluctuations;

•	investors’ views of the attractiveness of our new products;

•	changes in expectations as to our future financial performance and/or announcements of actual results that vary significantly from such expectations;

•	the announcement by us or our competitors of corporate transactions, merger and acquisition activities or other similar events impacting our financial performance;

•	changes in financial estimates by securities analysts;

•	our earnings releases and the earnings releases of our competitors;

•	market conditions relating to our customers’ industries;

•	announcements of technological innovations or new products by us or our competitors;

•	other announcements, whether by us or others, referring to our financial condition, results of operations and changes in strategy;

•	large block transactions in our ordinary shares;

•	additions or departures of our key personnel;

•	future offerings or sales of our ordinary shares; and

•	announcements of significant claims or proceedings against us.

Further, as a result of the volatility of our stock price, we could be subject, and were subject in the past, to securities litigation, which could result in substantial costs and could divert management’s attention and Company resources from business. Securities class action litigations are being brought from time to time against companies following periods of volatility in the market price of their securities, and in the past, one was brought against us. Although this claim was dismissed, we cannot guarantee that similar litigation would not be brought against us in the future.

Our principal shareholders, Priortech and Chroma, hold a controlling interest in us and will be able to exercise their control in ways that may be adverse to the interests of our other shareholders. Our relationship with Priortech and Chroma may give rise to a conflict of interests.

Priortech Ltd. (“Priortech”) and Chroma, beneficially hold in the aggregate 43.58% of our issued and outstanding ordinary shares as of the date of this prospectus supplement. As a result of the voting agreement between Priortech and Chroma, according to which they vote together in Camtek’s shareholders meetings and have joint control over Camtek, Priortech and Chroma are deemed to be joint controlling shareholders of Camtek and have the ability to determine the outcome of certain matters submitted to a vote of Camtek’s shareholders, including the election of members of its board of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of making it more difficult to obtain approval for a change in control of Camtek.

Mr. Rafi Amit, our Chief Executive Officer and Chairman of the Board, and Mr. Yotam Stern, a member of our Board, hold, as of the date of this prospectus supplement, an aggregate of approximately 31.42% of the voting power at Priortech’s general meeting of shareholders, through a voting agreement with David Kishon, Itzhak Krell (deceased)¸ Haim Langmas (deceased), Zehava Wineberg (deceased) and Hanoch Feldstien, governing inter-alia joint voting at Priortech’s general meetings of shareholders and the right of first refusal among themselves, and as such may be deemed to control Priortech.

Messrs. Amit and Stern also hold various positions in Priortech and its affiliated companies, which may give rise to conflicts of interest. Mr. Amit, who serves as our Chief Executive Officer on a 90% position, acts as Priortech’s Chairman of the board of directors and provides consulting and management services to Priortech on a 10% basis, as well as serving as a director at Priortech’s associated company - P.C.B Technologies Ltd., an Israeli public company. Mr. Stern holds several other positions in the Priortech group including the position of Chief Executive Officer at Priortech and serves as a director at P.C.B Technologies.

In addition, in the framework of the series of definitive agreements signed in February 2019, in which Chroma acquired ordinary shares from Priortech and additional new shares were issued to Chroma by Camtek, Leo Huang, the chairman of the board of directors and a controlling shareholder of Chroma, and I-Shih Tseng, a director and Business Unit President of Chroma, were appointed to serve as members of our board of directors, which may give rise to conflicts of interest.

Despite our efforts to conduct ourselves by Israeli law procedural requirements concerning interested party transactions, including with respect to audit committee, board of directors and shareholder approvals (including the special majority requirement in appropriate cases), we cannot be certain that the possible conflicts of interest in any of these transactions and activities is fully eliminated.

If we are classified as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences.

There is a risk that we may be classified as a passive foreign investment company (“PFIC”). Our treatment as a PFIC could result in a reduction in the after-tax return of U.S. holders of our ordinary shares and may generally cause a reduction in the value of our shares. For U.S. federal income tax purposes, we will generally be classified as a PFIC for any taxable year in which either: (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of our total assets (generally determined on a quarterly basis) for the taxable year consist of assets that produce or are held for the production of passive income. Based on an analysis of our current and expectations about our future income, assets, activities and market capitalization, we do not believe that we were a PFIC for the taxable year ended December 31, 2019 and do not expect to be a PFIC for the current year or in the foreseeable future. However, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not challenge our analysis or our conclusion regarding our PFIC status. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of ordinary shares, which could fluctuate significantly. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or in the foreseeable future. If we were a PFIC at any time when a U.S. holder acquired or held our ordinary shares, such U.S. holder generally will be subject to the PFIC rules with respect to such ordinary shares. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares and such U.S. holders could suffer adverse U.S. tax consequences. For more information, please see “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences if We Are a Passive Foreign Investment Company”.

Our ordinary shares are traded on more than one market and this may result in price variations.

In addition to being traded on the Nasdaq Global Market, our ordinary shares are traded on the TASE. Trading in our ordinary shares on these markets takes place in different currencies (U.S. dollars on Nasdaq and NIS on the TASE), and at different times (resulting from different time zones, trading days and public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets may differ due to these and other factors. Any decrease in the price of our ordinary shares on one market could cause a decrease in the trading price of our ordinary shares on the other market.

Your rights and responsibilities as our shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in United States-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company or has another power with respect to the company, has a duty to act in fairness towards the company. Israeli law does not define the substance of this duty of fairness and there is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Risks Relating to COVID-19

The global COVID-19 pandemic may continue to negatively impact the global economy in a significant manner for a further extended period of time, and may also adversely affect our operating results in a material manner.

The coronavirus pandemic has created macro-economic uncertainty and disruption in the business and financial markets. Many countries around the world, including Israel, have been taking measures designated to limit the continued spread of the coronavirus, including closing workplaces, restricting travel, prohibiting assembling, closing international borders and quarantining populated areas. These measures have impacted, and may further impact, our workforce and operations, the operations of our customers and our partners, and those of our respective vendors and suppliers (including our subcontractors and third-party contract manufacturers). Our customers worldwide, as well as the end markets that the semiconductor industry supports, such as automotive and smartphone sales, have also been affected and may continue to be affected by coronavirus-related implications, and may recover at different rates. In addition, as the implementation of the above-mentioned measures extends, and as additional measures may be required in the event that the measures already taken prove to be insufficient or ineffective, we may face new and/or increasing concerns that may dramatically affect our ability to conduct our business effectively, including, but not limited to, adverse effect on employees’ health, a slowdown and stoppage of manufacturing, commerce, delivery, work, travel and other activities which are essential and critical for maintaining on-going business activities.

While our results of operations have not been adversely affected so far, given the continued uncertainty around the extent and timing of the future spread or mitigation of the coronavirus outbreak and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our future results of operations, cash flows or financial condition. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, will depend on future developments, including, but not limited to, the duration and continued spread of the pandemic, its severity, the actions to contain the disease or treat its impact, further related restrictions on travel, and the duration, timing and severity of the impact on customer spending, including any recession resulting from the pandemic, all of which are uncertain and cannot be predicted. An extended period of global supply chain and economic disruption as a result of the COVID-19 pandemic could have a material adverse effect on our business, results of operations, access to sources of liquidity and financial condition, though the full extent and duration is uncertain; infections may become more widespread and the limitation on our ability to work, travel and timely sell and distribute our products, as well as any closures or supply disruptions, may be extended for longer periods of time and to other locations, all of which would have a negative impact on our business, financial condition and operating results. In addition, as the scale and duration of these developments remain uncertain, they may have, or continue to have, macro and micro negative effects on the financial markets and global economy, which could result in an economic downturn that could affect demand for our products and have a material adverse effect on our operations and financial results, earnings, cash flow, financial condition and share price. These effects could be material and long-term in duration.

Since the outbreak of the coronavirus pandemic, we have been closely monitoring the developments and continually assessing the potential impact on our business. Below are some of the risks and challenges that we may face as a result of the continuation of the coronavirus pandemic for a further extended period of time:

•
Economic downturn, slowdown of macro-economic development, and a significant decline of business, which could harm the strength of the worldwide electronics industry in general and the semiconductor fabrication and packaging industry in particular. Such downturn or slowdown could affect demand for our customers’ end products and as a result may cause manufacturers in the semiconductor industry to suspend or reduce capital investments in our products for use in their manufacturing processes, and decrease our sales of products and related services to such industry;

•	Material reduction in new orders and in procurement of our products, issuance of work stoppage orders or delay in the award of new orders on part of our customers;

•
Disruptions or restrictions on our operations and those of our contractors and customers, including on our ability to travel or to install or provide services to our products, as well as temporary closures of our facility or the facilities of our suppliers, manufacturers or customers, and prohibitions on the export, import or release from customs of products and components;

•
Lower work efficiency, productivity and service quality. COVID-19 infection could harm the health of one or more of our employees, which could in turn require us to completely shut down all, or almost all, work in our facility in order to prevent further infection and spread of the virus. Key employees may lose their ability to manage and run our operations, share their knowhow and further pursue the development of our products and business;

•
Disruption, reduction or interruption in supply, disruption to our suppliers, manufacturers or customers and their other vendors, lack or delay in the supply of raw materials and goods, or in the performance of work or services by our contractors and subcontractors;

•	Slowdown in production and manufacturing, and a significant increase in the price of one or more components or materials;

•
Imposition of fines, penalties, damages and contract terminations (including the exercise of certain force majeure clauses), and damage to our reputation and relationship with our customers, as a result of delays in production, shipment, deliveries and services due to any of the above constraints;

•	Financial difficulties and insolvencies of major customers, which could lead to slowing the payment of their obligations to us or even discharging those obligations; and

•	Difficulties in collection of amounts due from customers and in satisfying revenue recognition procedures.

Risk Factors Related to Our Business and Our Markets

A substantial majority of our sales have been to manufacturers in the Asia Pacific region. The concentration of our sales and other resources within a particular geographical region, subjects us to additional risks that could harm our revenues, results of operations and cash flow.

In 2019, our sales in the Asia Pacific region (mainly China, Taiwan and South Korea) accounted for approximately 86% of our total revenues and in the nine months ended September 30, 2020, our sales in such region accounted for approximately 91% of our total revenues. A number of Asian countries have experienced or could experience political and economic instability. Changes in local legislation, changes in governmental controls and regulations, instability of Asian economies, changes in tariffs and taxes, trade restrictions, a downturn in economic or financial conditions, political instability, an outbreak of hostilities or other political upheaval, as well as any further extraordinary events having an adverse effect on the economy or business environment in this region, would likely harm the operations of our customers in these countries, may cause a significant decline in our future revenues and may have an adverse effect on our results of operations and cash flow. These general risks are heightened in China, which is a major territory for Camtek, where the nature of the economy and the legal parameters are rapidly evolving and where foreign companies may face regulatory, business and cultural obstacles. Specifically, recent revisions made in the U.S. administration’s policy, mainly with respect to China, have created and may further create changes to trade agreements, restrictions on free trade and significant increases in tariffs on goods imported into the United States, particularly those manufactured in China. Additional circumstances which may affect the economic stability of countries in the Asia-Pacific region include the occurrence of natural disasters, such as earthquakes, cyclones, tsunamis and flooding, as well as regional disputes such as those which have occurred between Taiwan and China, and North and South Korea.

Increased cyber-attacks, data breaches, risks and threats, along with changes in privacy and data protection laws could have an adverse effect on our business.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our servers and computer systems could be vulnerable to cybersecurity risks. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks. Given the substantial increase of cyber-attacks in recent years, we have implemented network security technological, operational and organizational measures and drafted an internal global information technology security policy. This policy, which follows industry best practices and focuses on Camtek’s network and information security, was reviewed by our audit committee and board of directors.

The possible cyber-attacks via unauthorized access, exploitation, manipulation, deception, corruption, disruption, damage, leak, theft or loss of our intellectual property or any other digital assets could result in liabilities to us and other material costs. Cyber-attacks aimed at our digital assets could accumulate increased costs to prevent, respond to or mitigate these incidents. It is also possible that our digital assets and business processes could be jeopardized, compromised or halted via cyber-attacks, without being noticed for some time.

Although we have not yet experienced any cyber-attacks that affected our operations, we have experienced several failed attempts to penetrate our systems and cannot fully guarantee that any potential cyber incidents will not have an adverse effect on our company in the future. We cannot fully guarantee that any such potential cyber incidents will not have an adverse effect on our company in the future. Even though we have invested in implementing various cyber security solutions in our networks and systems, in order to mitigate and reduce our exposure to these cyber risks, we can provide no assurance that our current digital assets are fully protected against all sorts of cyber-attacks by malicious third parties.

We are about to purchase an errors, omissions, and cyber liability insurance policy to cover certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred. In addition, the potential liabilities associated with these events could lead to financial losses, damage to our reputation, business processes, financial condition and results of operations.

Furthermore, the regulatory framework for data and privacy protection issues is rapidly evolving worldwide. As such, the European Union adopted the General Data Protection Regulation (“GDPR”), which imposes stricter obligations and provides for greater penalties for noncompliance. We may be required to incur significant costs to comply with such data and privacy protection laws, as applicable to our company, or else face an adverse effect on our business prospects and/or financial position. As we have a presence in Europe, our European subsidiaries are subject to the GDPR in relation to their collection, control, processing, sharing, disclosure and other use of data relating to their employees or customers.

These laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain. New privacy laws add additional complexity, requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could result in increased compliance costs and/or changes in business practices and policies.

 We depend on our intellectual property; litigation to enforce or defend our intellectual property rights may be costly.

Our intellectual property, including our patents, is material to the conduct of our business. Our success depends on our continued ability to use our intellectual property and on the adequate protection and enforcement of such intellectual property. There can be no assurance that the steps we take to protect and maintain our rights in our intellectual property will be adequate, or that third parties will not infringe, misappropriate or violate our intellectual property. If any of our efforts to protect our intellectual property is not adequate, or if any third party infringes, misappropriates or violates our intellectual property, the value of our products may be harmed. As a result, if we are unable to successfully protect, maintain, or enforce our rights in our intellectual property, there could be a material adverse effect on our business and results of operations. In addition, to the extent that we do, from time to time, institute litigation to enforce our intellectual property rights, such litigation could result in substantial costs and diversion of resources and could negatively affect profits, regardless of whether we are able to successfully enforce such rights.

Third parties have asserted claims, and may assert additional claims, that our products infringe the intellectual property rights of others, which could expose us to costs and risks.

Third parties, including one of our competitors in the field of semiconductor wafer inspection equipment, Rudolph (now Onto Innovation), previously asserted claims, and may assert additional claims in the future, that we have infringed their patents or intellectual property rights. Following the settlement of $13 million and dismissal of all of Rudolph’s outstanding claims in 2017, we do not currently have any outstanding intellectual property claims against us (and, in accordance with the terms of the settlement agreement with Rudolph, no such claims may be asserted by Rudolph within the three years following the execution thereof, i.e., until July 2020). However, we may in the future face such intellectual property claims against us, which, even if without merit, could lead to protracted litigation, could cause delays in introducing new products, could be costly to defend and could divert management’s attention from our business. As a result, any such claim could harm our business and cause a decline in our results of operations and financial condition, which in turn may materially and adversely affect our business and results of operations. Successful claims against us (such as the claim asserted by Rudolph regarding our Falcon product in which a final ruling was granted in Rudolph’s favor in 2016) could impose on us monetary awards for damages, as well as for plaintiff’s attorney’s fees and other costs, and could limit our ability to sell our products. Additional costs and expenses may also be incurred in the event of out of court settlement of claims against us (such as the settlement of the Rudolph claims in 2017), which could result in monetary consequences, and we may be required to acquire a license to the intellectual property that is the subject of the asserted claim, which license may not be available on acceptable terms or at all. See Item 8.A – “Consolidated Statements and Other Financial Information - Legal Proceedings” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated herein by reference. If our rights in any of our intellectual property were invalidated or deemed unenforceable, then third parties could be permitted to engage in competing uses of such intellectual property which, in turn, could lead to a decline in revenues and sales, and thereby negatively affect our business and results of operations.

USE OF PROCEEDS

We expect to receive approximately $55.7 million in net proceeds from the sale of our ordinary shares in this offering (or approximately $64.2 million in net proceeds if the underwriters’ option to purchase additional ordinary shares is exercised in full). “Net proceeds” is what we expect to receive after paying underwriting discounts and commissions, as described in “Underwriting” below, and other estimated offering expenses payable by us, which include legal, accounting and printing fees.

We intend to use the net proceeds from this offering for general corporate purposes, including, but not limited to, potential acquisitions, working capital, capital expenditures, investments, R&D and product development. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. Additionally, we have no agreements or understandings with respect to any acquisition or investment at this time. As a result, our management will have broad discretion in the allocation of the net proceeds from this offering. Pending use of the net proceeds, we intend to invest any proceeds in a variety of capital preservation instruments, including short-term, investment-grade and interest-bearing instruments.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of September 30, 2020:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of ordinary shares in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
	Actual	As Adjusted
	(in thousands, except share and per share data)

Cash and cash equivalents, restricted cash, short-term bank deposits	$106,042	$161,770

Shareholders’ equity:
Ordinary shares, NIS 0.01 nominal value: 100,000,000 ordinary shares authorized; 41,303,757 ordinary shares issued, actual, 39,211,381 ordinary shares outstanding, actual;	159	170

ordinary shares issued, as adjusted	44,803,757	44,803,757
ordinary shares outstanding, as adjusted	42,711,381	42,711,381
Additional paid-in capital	104,909	161.136
Retained earnings	50,828	50,828
Treasury stock, at cost (2,092,376 as of September 30, 2020)	(1,898)	(1,898)
Total shareholders’ equity	153,998	211,698
Total capitalization	$153,998	$211,698

The number of outstanding ordinary shares set forth above excludes, as of September 30, 2020:

•
119,301 ordinary shares issuable upon the exercise of outstanding options to purchase ordinary shares, having a weighted average exercise price of $3.78 per share, and 1,344,905 ordinary shares issuable upon the exercise of outstanding restricted share units, all under the 2018 Plan, including its sub-plans, and our prior equity incentive plans; and

•	an aggregate of 1,029,596 ordinary shares issuable and reserved for future grants under the 2018 Plan, including its sub-plans.

MATERIAL TAX CONSIDERATIONS

The following summarizes material Israeli and United States federal tax consequences concerning the acquisition, ownership and disposition of our ordinary shares by purchasers or holders of our ordinary shares. Because parts of this discussion are based on new or existing tax or other legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will be accepted by the tax or other authorities in question. The summary below does not address all of the tax considerations that may be relevant to all purchasers or holders of our ordinary shares in light of each purchaser’s or holder’s particular circumstances and specific tax treatment. For example, the summary below does not address the tax treatment of residents of Israel and traders in securities who are subject to specific tax regimes. As individual circumstances may differ, holders of our ordinary shares should consult their own tax advisors as to United States, Israeli or other tax consequences of the purchase, ownership and disposition of our ordinary shares. This discussion is not intended, nor should it be construed, as legal or professional tax advice and it is not exhaustive of all possible tax considerations. Each individual should consult his or her own tax or legal advisor.

U.S. Federal Income Tax Considerations

Subject to the limitations described herein, this discussion summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of our ordinary shares to a U.S. holder. A U.S. holder is a holder of our ordinary shares who is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•
a corporation (or another entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any political subdivision thereof, or the District of Columbia;

•	an estate, the income of which may be included in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (i) if, in general, a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Unless otherwise specifically indicated, this discussion does not consider the U.S. tax consequences to a person that is not a U.S. holder or a partnership (a “non-U.S. holder”) and considers only U.S. holders that will own ordinary shares as capital assets (generally, for investment).

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury Regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. holder based on the U.S. holder’s particular circumstances. In particular, this discussion does not address the U.S. federal income tax consequences to U.S. holders who are broker‑dealers, banks, insurance companies, tax-exempt organizations or governmental organizations, tax-qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, grantor trusts, S corporations, partnerships or entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), real estate investment trusts, regulated investment companies, certain former citizens, U.S. expatriates or former long-term residents of the United States, or U.S. holders who own, directly, indirectly or constructively, 10% or more of our shares (by vote or value), U.S. holders who have elected mark-to-market accounting, U.S. holders holding the ordinary shares as part of a hedging, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction, U.S. holders that received ordinary shares as a result of exercising employee stock options or otherwise as compensation, U.S. holders whose functional currency is not the U.S. dollar, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons holding our common shares in connection with a trade or business conducted outside of the United States and U.S. holders who are subject to the alternative minimum tax.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such a partner or partnership should consult its tax advisor as to its tax consequences.

You are advised to consult your tax advisor with respect to the specific U.S. federal, state, local and foreign income tax consequences of purchasing, holding or disposing of our ordinary shares.

Taxation of Distributions on the Ordinary Shares

The discussion below is subject to the discussion entitled “Tax Consequences if We Are a Passive Foreign Investment Company”.

The amount of a distribution with respect to the ordinary shares will equal the amount of cash and the fair market value of any property distributed and will also include the amount of any taxes withheld from such distribution. A distribution paid by us with respect to the ordinary shares to a U.S. holder will generally be treated as dividend income on the date of receipt to the extent that the distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends that are received by U.S. holders that are individuals, estates or trusts will be taxed at the rate applicable to long-term capital gains, provided that such dividends meet the requirements of “qualified dividend income.” For this purpose, qualified dividend income generally includes dividends paid by a non-U.S. corporation if certain holding period and other requirements are met and either (a) the stock of the non-U.S. corporation with respect to which the dividends are paid is “readily tradable” on an established securities market in the U.S. (e.g., the Nasdaq Global Market) or (b) the non-U.S. corporation is eligible for benefits of a comprehensive income tax treaty with the U.S. which includes an information exchange program and is determined to be satisfactory by the U.S. Secretary of the Treasury. The IRS has determined that the U.S.-Israel income tax treaty is satisfactory for this purpose. Dividends that fail to meet such requirements, and dividends received by corporate U.S. holders, are taxed at the applicable ordinary income rates. No dividend received by a U.S. holder will be a qualified dividend (1) if the U.S. holder held the ordinary share with respect to which the dividend was paid for less than 61 days during the 121-day period beginning on the date that is 60 days before the ex-dividend date with respect to such dividend, excluding for this purpose, under the rules of Code Section 246(c), any period during which the U.S. holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, is the grantor of a deep-in-the-money or otherwise nonqualified option to buy, or has otherwise diminished its risk of loss by holding other positions with respect to, such ordinary share (or substantially identical securities); or (2) to the extent that the U.S. holder is under an obligation (pursuant to a short sale or otherwise) to make related payments with respect to positions in property substantially similar or related to the ordinary share with respect to which the dividend is paid. If we were to be a “passive foreign investment company” or PFIC (as such term is defined in the Code) for any taxable year, dividends paid on our ordinary shares in such year or in the following taxable year would not be qualified dividends. See discussion below regarding our PFIC status at “Tax Consequences if We Are a Passive Foreign Investment Company”. In addition, a non-corporate U.S. holder will be able to take a qualified dividend into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case the dividend will be taxed at the applicable ordinary income rates.

The amount of any distribution which exceeds the amount treated as a dividend will be treated first as a non-taxable return of capital, reducing the U.S. holder’s tax basis in its ordinary shares to the extent thereof, and then, to the extent such excess amount exceeds such holder’s tax basis in such ordinary shares, as capital gain from the deemed disposition of the ordinary shares. Corporate holders will not be allowed a deduction for dividends received in respect of the ordinary shares.

Distributions paid by us in NIS generally will be included in the income of U.S. holders at the dollar amount of the distribution (including any taxes withheld therefrom), based upon the exchange rate in effect on the date the distribution is included in income, regardless of whether the payment is, in fact, converted into U.S. dollars. U.S. holders will have a tax basis in the NIS for U.S. federal income tax purposes equal to that dollar value. Any subsequent gain or loss in respect of the NIS arising from exchange rate fluctuations will generally be taxable as U.S. source ordinary income or loss.

Subject to the limitations set forth in the Code and the Treasury Regulations thereunder, U.S. holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for non-U.S. income taxes withheld from dividends received in respect of the ordinary shares. The conditions and limitations on claiming a foreign tax credit include, among others, computation rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such class of income. In this regard, dividends paid by us generally will be foreign source “passive income” for U.S. foreign tax credit purposes. U.S. holders that do not elect to claim a foreign tax credit may instead claim a deduction for the non-U.S. income taxes withheld. The rules relating to foreign tax credits are complex, and you should consult your tax advisor to determine whether and to what extent you would be entitled to this credit or deduction. A U.S. holder will be denied a foreign tax credit for non-U.S. income taxes withheld from a dividend received on the ordinary shares (i) if the U.S. holder has not held the ordinary shares for at least 16 days of the 31-day period beginning on the date which is 15 days before the ex-dividend date with respect to such dividend or (ii) to the extent the U.S. holder is under an obligation to make related payments with respect to positions in substantially similar or related property. Any days during which a U.S. holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the required 16-day holding period.

Taxation of the Disposition of Ordinary Shares

Subject to the discussion below under “Tax Consequences if We Are a Passive Foreign Investment Company”, upon the sale, exchange or other disposition of our ordinary shares (other than in certain non-recognition transactions), a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis in such ordinary shares. The gain or loss recognized on the disposition of such ordinary shares will be long-term capital gain or loss if the U.S. holder held the ordinary shares for more than one year at the time of the disposition. Gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of ordinary shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

A U.S. holder that uses the cash method of accounting calculates the dollar value of the proceeds received on the sale as of the date that the sale settles. However, a U.S. holder that uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the trade date and may therefore realize foreign currency gain or loss. A U.S. holder may avoid realizing foreign currency gain or loss by electing to use the settlement date to determine the proceeds of sale for purposes of calculating the foreign currency gain or loss. In addition, a U.S. holder that receives foreign currency upon disposition of ordinary shares and converts the foreign currency into U.S. dollars after the settlement date or trade date (whichever date the U.S. holder is required to use to calculate the value of the proceeds of sale) may have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the dollar, which will generally be U.S. source ordinary income or loss.

Net Investment Income Tax

Non-corporate U.S. holders may be subject to an additional 3.8% surtax on all or a portion of their “net investment income”, which may include dividends on, or capital gains recognized from the disposition of, our ordinary shares. U.S. holders are urged to consult their own tax advisors regarding the implications of the additional Net Investment Income tax on their investment in our ordinary shares.

Tax Consequences if We Are a Passive Foreign Investment Company

For U.S. federal income tax purposes, we will be a passive foreign investment company, or PFIC, if either (1) 75% or more of our gross income in a taxable year is passive income, or (2) 50% or more of the value (generally determined on the basis of a quarterly average) of our assets in a taxable year consist of assets that produce or are held for the production of passive income. If we own (directly or indirectly) at least 25% by value of the stock of another corporation, we will be treated for purposes of the foregoing tests as owning our proportionate share of that other corporation’s assets and as directly earning our proportionate share of that other corporation’s income. Based on an analysis of our current and expectations about our future assets, activities, market capitalization and income, we believe that we were not a PFIC for our taxable year ended December 31, 2019. We currently expect that we will not be a PFIC in 2020 or in the foreseeable future. However, PFIC status is determined as of the end of the taxable year and is dependent on a number of factors, including the relative value of our passive assets and our non‑passive assets, our market capitalization and the amount and type of our gross income. There can be no assurance that we will not become a PFIC for the current taxable year ending December 31, 2020 or in a future taxable year. If we are a PFIC, a U.S. holder may be subject to one of the following three alternative taxing regimes, assuming the applicable requirements are satisfied:

•
The “QEF” regime applies if the U.S. holder elects to treat us as a “qualified electing fund” (“QEF”) for the first taxable year in which the U.S. holder owns our ordinary shares or in which we are a PFIC, whichever is later, and if we comply with certain reporting requirements. Under attribution rules, if we were a PFIC for any taxable year and had any subsidiaries or other entities in which we held a direct or indirect equity interest that were also PFICs (“Lower-tier PFICs”), U.S. Holders would be deemed to own their proportionate share of any such Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the following paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holders held such shares or equity interests directly, even if the U.S. Holders would not receive the proceeds of those distributions or dispositions. A U.S. Holder must make the QEF election by attaching a properly completed IRS Form 8621 (for us and any Lower-tier PFIC) to the U.S. Holder’s timely filed U.S. federal income tax return.

•
If the QEF regime applies, then, for each taxable year that we are a PFIC, such U.S. holder will include in its gross income a proportionate share of our ordinary earnings (which is taxed as ordinary income) and net capital gain (which is taxed as long-term capital gain), subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. These amounts would be included in income by an electing U.S. holder, whether or not such amounts are actually distributed to the U.S. holder. A U.S. holder’s basis in our ordinary shares for which a QEF election has been made would be increased to reflect the amount of any taxed but undistributed income. Generally, a QEF election allows an electing U.S. holder to treat any gain realized on the disposition of its ordinary shares as capital gain.

•
Special rules apply if a QEF election is made after the first taxable year in which a U.S. holder holds our ordinary shares and we are a PFIC. In such an event, the U.S. holder would be treated as if it had sold our ordinary shares for their fair market value on the last day of the taxable year immediately preceding the taxable year for which the QEF election is made and will recognize gain (but not loss) on such deemed sale in accordance with the excess distribution regime described below. Under certain circumstances, a U.S. holder may be eligible to make a retroactive QEF election with respect to a taxable year in the U.S. holder’s holding period if such U.S. holder (1)(a) reasonably believed that we were not a PFIC as of the QEF election due date for the prior taxable year, and (b) filed a protective statement in which the U.S. holder described the basis for its reasonable belief and extended the statute of limitation on the assessment of PFIC related taxes for all taxable years to which the protective statement applies; (2) obtains IRS consent; or (3) is a “qualified shareholder” within the meaning of the Treasury Regulations.

•
Once made, the QEF election applies to all subsequent taxable years of the U.S. holder in which it holds our ordinary shares and for which we are a PFIC and can be revoked only with the consent of the IRS.

•
A second regime, the “mark-to-market” regime, may be elected so long as our ordinary shares are “marketable stock” (e.g., “regularly traded” on a “qualified exchange” such as the Nasdaq Global Market). Under current law, a mark-to-market election cannot be made with respect to warrants. Pursuant to this regime, in any taxable year that we are a PFIC, an electing U.S. holder’s ordinary shares are marked-to-market each taxable year and the U.S. holder recognizes as ordinary income or loss an amount equal to the difference as of the close of the taxable year between the fair market value of our ordinary shares and the U.S. holder’s adjusted tax basis in our ordinary shares. Losses are allowed only to the extent of net mark-to-market gain previously included by the U.S. holder under the election for prior taxable years. An electing U.S. holder’s adjusted basis in our ordinary shares is increased by income recognized under the mark-to-market election and decreased by the deductions allowed under the election.

•
Under the mark-to-market election, in a taxable year that we are a PFIC, gain on the sale of our ordinary shares is treated as ordinary income, and loss on the sale of our ordinary shares, to the extent the amount of loss does not exceed the net mark-to-market gain previously included, is treated as ordinary loss. The mark-to-market election applies to the taxable year for which the election is made and all later taxable years, unless the ordinary shares cease to be marketable stock or the IRS consents to the revocation of the election. A mark-to-market election generally is unlikely to be available with respect to any Lower-Tier PFIC.

•	If the mark-to-market election is made after the first taxable year in which a U.S. holder holds our ordinary shares and we are a PFIC, then special rules would apply.

•
A U.S. holder making neither the QEF election nor the mark-to-market election is subject to the “excess distribution” regime. Under this regime, “excess distributions” are subject to special tax rules. An excess distribution includes (1) a distribution with respect to our ordinary shares that is greater than 125% of the average distributions received by the U.S. holder from us over the shorter of either the preceding three taxable years or such U.S. holder’s holding period for our ordinary shares prior to the distribution year and (2) gain from the disposition of our ordinary shares.

•
Excess distributions must be allocated ratably to each day that a U.S. holder has held our ordinary shares. A U.S. holder must include amounts allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC, in its gross income as ordinary income for that year. All amounts allocated to other taxable years of the U.S. holder would be taxed at the highest tax rate for each such year applicable to ordinary income and the U.S. holder also would be liable for interest on the deferred tax liability for each such year calculated as if such liability had been due with respect to each such year. The portions of gains and distributions that are not characterized as “excess distributions” are subject to tax in the current taxable year as ordinary income under the normal tax rules of the Code. Similar treatment would apply to shares of any Lower-Tier PFICs that are generally treated for this purpose as if held by the U.S. holder.

In addition, special reporting requirements may apply to U.S. holders with respect to our ordinary shares, if we were to be treated as a PFIC, and a failure to comply with such requirements may subject a U.S. holder to substantial penalties or other adverse tax consequences. We will notify U.S. holders in the event we conclude that we will be treated as a PFIC for any taxable year to enable U.S. holders to consider whether or not to elect to treat us as a QEF for U.S. federal income tax purposes, to “mark-to-market” the ordinary shares, or to become subject to the “excess distribution” regime, and we expect that in such event we will provide U.S. holders with the information needed to make a QEF election with respect to us or any Lower-Tier PFIC.

U.S. holders are urged to consult their tax advisors regarding the application of the PFIC rules, including eligibility for and the manner and advisability of making, the QEF election or the mark-to-market election.

Non-U.S. Holders of Ordinary Shares

Except as described below, a non-U.S. holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the receipt of dividends on, and the proceeds from the disposition of, an ordinary share, unless, in the case of U.S. federal income taxes, that item is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, in the case of a resident of a country which has an income tax treaty with the United States, that item is attributable to a permanent establishment in the United States or, in the case of an individual, a fixed place of business in the United States. In addition, gain recognized by an individual non-U.S. holder on the disposition of ordinary shares will be subject to income tax in the United States if the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information Reporting and Backup Withholding

A U.S. holder (except for certain exempt recipients, such as corporations) generally is subject to information reporting and may be subject to backup withholding with respect to dividends paid on, and the receipt of the proceeds from the disposition of, our ordinary shares. A U.S. holder of our ordinary shares who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding will generally not apply if a U.S. holder provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding or otherwise establishes an exemption from backup withholding applies.

Non-U.S. holders generally will not be subject to information reporting or backup withholding with respect to the payment of dividends on, or proceeds from the disposition of, our ordinary shares provided the non-U.S. holder provides its taxpayer identification number, certifies to its foreign status or otherwise establishes an exemption from backup withholding applies.

Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a holder, or alternatively, the holder may be eligible for a refund of any excess amounts withheld under the backup withholding rules, in either case, provided that the required information is timely furnished to the IRS.

Certain U.S. holders who hold interests in “specified foreign financial assets” (as defined in Section 6038D of the Code) are generally required to file an IRS Form 8938 as part of their U.S. federal income tax returns to report their ownership of such specified foreign financial assets, which may include our ordinary shares, if the total value of those assets exceed certain thresholds. Substantial penalties may apply to any failure to timely file IRS Form 8938. In addition, in the event a holder that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. Holders should consult their own tax advisors regarding their tax reporting obligations.

ISRAELI TAXATION

Taxation of Capital Gains Applicable to Non-Israeli Shareholders

Israeli law generally imposes a capital gains tax on the sale of securities of an Israeli company traded on the TASE, on an authorized stock exchange outside Israel or on a regulated market (which includes a system through which securities are traded pursuant to rules prescribed by the competent authority in the relevant jurisdiction) in or outside Israel or a “Recognized Exchange”. The Income Tax Ordinance [New Version], 1961 (the “Ordinance”) distinguishes between “Real Capital Gain” and the “Inflationary Surplus”. Real Capital Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index between the date of purchase and the date of disposal. Inflationary Surplus is not currently subject to tax in Israel.

Pursuant to the Ordinance, the Real Capital Gains tax rate applicable to individuals upon the sale of such securities is such individual’s marginal tax rate but not more than 25%, or 30% with respect to an individual who meets the definition of a ‘Substantial Shareholder’ on the date of the sale of the securities or at any time during the 12 months preceding such date. A ‘Substantial Shareholder’ is defined as a person who, either alone or together with any other person, holds, directly or indirectly, at least 10% of any of the means of control of a company (including, among other things, the right to receive profits of the Company, voting rights, the right to receive the Company’s liquidation proceeds and the right to appoint a director). Notwithstanding the foregoing, dealers in securities (Individual and corporate shareholders) in Israel are taxed at regular tax rates applicable to business income a corporate tax rate for a corporation and a marginal tax rate of up to 47% for an individual in 2020 onward.

With respect to corporate investors, capital gain tax equal to the ordinary corporate tax rate (23% in 2020 and thereafter) will be imposed on the sale of our traded shares.

As our ordinary shares are traded on the NASDAQ Global Market, which qualifies as a Recognized Exchange, Real Capital Gains on the sale of our ordinary shares held by non-Israeli tax resident investors (individuals and corporations) will generally be exempt from Israeli capital gains tax so long as certain conditions are met, including that the shares were not held through a permanent establishment that the non-Israeli tax resident investor maintains in Israel.

In any event, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (a) has a controlling interest of more than 25% in such non-Israeli corporation, or (b) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, persons paying consideration for shares, including purchasers of shares, Israeli securities dealers effecting a transaction, or a financial institution through which securities being sold are held, are required, subject to any applicable exemptions and the demonstration by the selling shareholder of its non-Israeli residency and other requirements, to withhold tax upon the sale of publicly traded securities at a rate of 25% for individuals and at the corporate tax rate (23% in 2020 and thereafter) for corporations.

Furthermore, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty, as discussed below, subject to the receipt in advance of a valid certificate from the Israel Tax Authority (the “ITA”) allowing for such exemption.

Income Taxes on Dividend Distributions to Non-Israeli Shareholders

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli withholding tax on the receipt of dividends paid by Israeli publicly traded companies at the rate of 25%, if the shares are registered with a nominee company (as such term is used in the Israeli Securities Law, 5728-1968).  If the shares are not registered with a nominee company, the rate of 25% will apply to non-Israeli residents shareholders who are not considered Substantial Shareholders, as defined above, and who were not Substantial Shareholders at any time during the 12 months preceding the date of the distribution, and the rate of 30% will apply to dividends paid to Substantial Shareholders and to persons who were Substantial Shareholders at any time during the 12 months preceding the date of the distribution. Notwithstanding the above, a lower rate may be provided under an applicable tax treaty between Israel and the shareholder’s country of residence (subject to the receipt in advance of a valid tax certificate from the ITA allowing for a reduced tax rate). The distribution of dividends to non-Israeli residents (either individuals or corporations) from income derived from a company’s Approved Enterprises or Benefited Enterprises during the applicable benefits period is subject to withholding tax at a rate of 20%, unless a lower tax rate is provided under an applicable tax treaty.

A non-resident of Israel who has received dividend income derived from or accrued in Israel, from which the full amount of tax was duly withheld, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided that: (i) such income was not derived from a business conducted in Israel by the taxpayer; (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed; and (iii) the taxpayer is not liable for excess tax.

U.S. Israel Tax Treaty

The sale of shares may also be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the Convention Between the Government of the United States and the Government of the State of Israel With Respect to Taxes of Income, as amended, or the U.S.-Israel Tax Treaty, exempts U.S. residents for the purposes of the treaty from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel and (iv) the capital gains is not arising from such sale, exchange or disposition is attributed to real estate located in Israel. Otherwise, the sale, exchange or disposition of shares would be subject to Israeli tax, to the extent applicable

 However, under the U.S.-Israel Tax Treaty, U.S. residents for the purposes of the treaty may be permitted to claim a credit for such taxes against U.S. federal income tax imposed on the sale, under the circumstances and subject to the limitations specified in the U.S.-Israel Tax Treaty and U.S. tax legislation, as discussed below under “Certain Material U.S. Federal Income Tax Considerations – Distributions.

Under the U.S.-Israel Tax Treaty, the maximum Israeli withholding tax on dividends paid to a holder of our ordinary shares who is a U.S. resident for the purposes of the U.S.-Israel Tax Treaty, is generally 25%. The U.S.-Israel Tax Treaty provides that a 15% or a 12.5% Israeli dividend withholding tax will apply to dividends paid to a U.S. corporation owning 10% or more of an Israeli company’s voting shares during, in general, the current tax year in which the dividend is distributed and preceding tax year of the Israeli company. The 15% rate applies to dividends distributed from income derived from an Approved Enterprise, or a Benefited Enterprise, or a Preferred Enterprise, in each case within the applicable period, and the lower 12.5% rate applies to dividends distributed from income derived from other sources. However, these provisions do not apply if the company has certain amounts of passive income. The aforementioned rates under the U.S.-Israel Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

Excess Tax

Furthermore, an additional tax liability at the rate of 3% is applicable on the annual taxable income, including, but not limited to, income derived from dividends, interest and capital gains, of individuals who are subject to tax in Israel (whether such individual is an Israeli resident or non-Israeli resident) exceeding a certain threshold (NIS 651,600 in 2020), which amount is linked to the Israeli consumer price index.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES

UNDERWRITING

Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives of the underwriters and joint book-running managers of this offering.  Under the terms of an underwriting agreement, with respect to the ordinary shares being offered, each of the underwriters named below has severally agreed to purchase from us the respective number of ordinary shares shown opposite its name below:

Underwriters	Number of Shares

Barclays Capital Inc.	1,600,053
Stifel, Nicolaus & Company, Incorporated	1,227,947
Needham & Company, LLC	364,000
B.Riley Securities, Inc.	196,000
Northland Securities, Inc.	112,000

Total	3,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase ordinary shares depends on the satisfaction of certain conditions contained in the underwriting agreement including:

•
the obligation to purchase all of the ordinary shares offered hereby (other than those shares of ordinary shares covered by their option to purchase additional shares as described below), if any of the ordinary shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.  The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the ordinary shares.

	No Exercise	Full Exercise
Per Share	$0.935	$0.935
Total	$3,272,500	$3,763,375

The representatives have advised us that the underwriters propose to offer the ordinary shares directly to the public at the offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $ 0.510 per share.  If all the ordinary shares are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $500,000 (excluding underwriting discounts and commissions).  We have agreed to reimburse the underwriters for certain of their expenses in an amount of up to $20,000.

Option to Purchase Additional Shares

              We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 525,000 ordinary shares from us at the offering price less underwriting discounts and commissions.  To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Lock-Up Agreements

We, our executive officers and directors, and certain of our shareholders, have agreed not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 90 days after the date of this prospectus supplement without first obtaining the written consent Barclays Capital Inc. and Stifel, Nicolaus & Company, Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any ordinary shares,

•	sell any option or contract to purchase any ordinary shares,

•	purchase any option or contract to sell any ordinary shares,

•	grant any option, right or warrant for the sale of any ordinary shares,

•	lend or otherwise dispose of or transfer any ordinary shares,

•	request or demand that we file a registration statement related to the ordinary shares, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of ordinary shares or other securities, in cash or otherwise.

This lock-up provision applies, with certain limited exceptions, to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The lock-up agreements of certain of our officers include an exception permitting sales during the lock-up period pursuant to existing Rule 10b5-1 plans (subject to certain conditions).

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position.  This short position may be either a covered short position or a naked short position.  In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares.  In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares.  The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.  In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares.  As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market.  These transactions may be effected on the Nasdaq Global Market or on the TASE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares.  In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the ordinary shares on The Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution.  A passive market maker must display its bids at a price not in excess of the highest independent bid of the security.  However, if all independent bids are lowered below the passive market maker's bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates.  In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online.  The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders.  Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the Nasdaq Global Market and the TASE

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “CAMT” and on the Tel Aviv Stock Exchange )the “TASE”) under the symbol "קמטק".

Stamp Taxes

If you purchase shares of ordinary shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates.   If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies.  Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby.  Any such credit default swaps or short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

The Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ordinary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities is directed only at, investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel-Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors of the types listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of their being qualified investors and agree thereto.

LEGAL MATTERS

Certain legal matters of U.S. securities law relating to this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. The validity of the ordinary shares and certain other legal matters as to Israeli law will be passed upon for us by Shibolet & Co., Law Firm, Tel Aviv, Israel. The underwriters are being represented in connection with this offering by Latham & Watkins, New York, New York, and Meitar Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of Camtek Ltd. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 consolidated financial statements refers to a change to the method of accounting for leases.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including its exhibits and schedules, for additional information. Whenever we make reference in this prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You can review the registration statement, including the related exhibits and schedules, as well as any document we file or furnish with the SEC without charge by accessing the SEC’s website at www.sec.gov.

We also maintain a website at http://www.camtek.com, through which you can access certain SEC filings. The information on, or accessible through, our website is not incorporated by reference into this prospectus supplement, is not considered a part of this prospectus supplement and should not be relied upon with respect to this offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with, or furnish to, it, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus supplement and information we file later with the SEC will automatically update and supersede this information. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed or furnished later. The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 30, 2020 (File No. 000-30664);

•
the description of our ordinary shares (i) set forth under the caption “Description of Ordinary Shares” in the preliminary prospectus included in our Registration Statement on Form F-1 (File No. 333-12292), originally filed with the SEC on July 14, 2000, as updated by (ii) Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and any amendment or report filed for the purpose of further updating that description; and

•
our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on April 6, 2020, April 7, 2020, April 16, 2020, May 11, 2020 (excluding the statements under the heading “Forward-Looking Expectations” and the quotations of our management members appearing in the press release attached as Exhibit 99.1 thereto), May 27, 2020, July 7, 2020, August 5, 2020 (excluding the statements under the heading “Forward-Looking Expectations” and the quotations of our management members appearing in the press release attached as Exhibit 99.1 thereto), August 12, 2020, August 27, 2020, September 21, 2020, September 24, 2020, October 1, 2020, October 27, 2020 (excluding the statements under the heading “Forward-Looking Expectations” and the quotations of our management members appearing in the press release attached as Exhibit 99.1 thereto), November 13, 2020 (excluding quotations of our management members appearing in the press release attached as Exhibit 99.1 thereto) and November 17, 2020.

All filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act, including subsequent annual reports on Form 20-F, and all subsequent Reports of Foreign Private Issuer on Form 6-K furnished by us that are identified by us as being incorporated by reference, shall be deemed to be incorporated by reference into this prospectus supplement and deemed to be a part hereof after the date of this prospectus supplement but before the termination of the offering under this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement and the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Moshe Eisenberg
Chief Financial Officer
Camtek Ltd.
Ramat Gavriel Industrial Zone,
P.O. BOX 544,
Migdal Ha’Emek, Israel
Telephone: (+972) (4) 6048100
Facsimile: (+972) (4) 6048300

$150,000,000
Ordinary Shares
Rights
Warrants
Units

Offered by Camtek Ltd.

We may offer and sell from time to time in one or more offerings our ordinary shares, rights, warrants and units having an aggregate offering price up to $150,000,000.

Each time either we offer to sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering and the securities offered. Any prospectus supplement may also add, update or change information contained in the prospectus. You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our ordinary shares are traded on the Nasdaq Global Market and Tel Aviv Stock Exchange under the symbol "CAMT."

The closing sale price of our ordinary shares on the Nasdaq Global Market on April 9, 2020 (the last trading day on the Nasdaq Global Market before the filing of this prospectus) was $9.47 per ordinary share. The closing sale price of our ordinary shares on the Tel Aviv Stock Exchange on April 12, 2020 (the last trading day on the Tel Aviv Stock Exchange before the filing of this prospectus) was $9.37 per ordinary share. The currency in which our ordinary shares are traded on the Tel Aviv Stock Exchange is the New Israeli Shekel. The dollar amounts represent a conversion from New Israeli Shekels to dollar amounts in accordance with the official dollar - New Israeli Shekel conversion rate published by the Bank of Israel on April 7, 2020.

Investing in our securities involves a high degree of risk. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in "Risk Factors" on page 2.

The securities may be sold directly by us to investors, through agents designated from time to time, to or through underwriters or dealers, or through a combination of such methods. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a "shelf" registration process. Under this shelf registration process, we may offer from time to time up to $150,000,000 in the aggregate of our ordinary shares, rights, warrants, units or combinations thereof, in one or more offerings. In this prospectus, references to the term "securities" refers collectively to our ordinary shares, rights, warrants and units.

Each time we sell securities, we will provide a prospectus supplement that will describe the securities, the specific amounts, prices and terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under "Where You Can Find More Information and Incorporation of Certain Information by Reference."

This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission. For further information about us or our securities, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information and Incorporation of Certain Information by Reference."

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, references to the terms "Camtek," "Company," "we," "our," "us" and similar terms, refer to Camtek Ltd. and our wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

ABOUT CAMTEK LTD.

Overview

Camtek develops and manufactures state of the art equipment for Inspection and Metrology of wafers, our equipment is used by all the leading semiconductor manufacturers. Camtek provides Automatic Inspection and Metrology systems to find defects on individual dice on wafer before they are packaged, sorting defective dice before packaging is crucial in the semiconductor industry because a single defective device can cause a failure of the entire product. Camtek is a leading provider of Inspection and Metrology systems in its market and enabling and supporting customers’ latest technologies. Camtek addresses this industry with dedicated solutions based on our advanced core technologies including advanced Optics and electronics hardware, advanced algorithms and software, image processing, motion control and material handling.

Semiconductor wafers are scanned under the advanced optic heads (2D Inspection and Metrology and 3D Metrology) in our systems, advanced software and algorithms are implemented on the scanned wafers data, as a result our systems automatically sort good dies and defective dies, the defective dies will be sort out of the production lots and will not be inserted into a package. Hence the total end product yield is enhanced by ensuring that only known good dies will be shipped to end-users. The systems are easy to operate and offer high accuracy and productivity in high volume manufacturing environments. These systems incorporate proprietary advanced image processing software and algorithms, as well as advanced electro optics and precision mechanics and are designed for easy operation and maintenance. Our global, direct customer support organization provides responsive, localized pre- and post- sales support for our customers through our wholly owned subsidiaries.

Inspection and Metrology are implemented at various stages along the semiconductor manufacturing process. Camtek’s systems serve various manufacturing stages starting from the front-end macro inspection and outgoing Quality Control (OQC), through Inspection and Metrology of bumps in the mid-end and the inspection of post-diced wafers in the back end (Assembly).

Corporate Information

Camtek was incorporated under the laws of the State of Israel in 1987. Camtek's principal executive offices are located at Ramat Gavriel Industrial Zone, P.O. Box 544, Migdal Ha' Emek 23150, Israel and our telephone number is +972-4-604-8100. Our website address is http://www.camtek.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F and any updates in our Reports of Foreign Private Issuer on Form 6-K, to the extent that they are incorporated herein by reference.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and in our Reports of Foreign Private Issuer on Form 6-K filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act and incorporated by reference or disclosed herein, no reportable material changes have occurred since December 31, 2019.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, or any updates in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. For a description of those reports and documents, and information about where you can find them, please see “Where You Can Find More Information and Incorporation of Certain Information.” The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "may," "will," "could," "should," "expect," "anticipate," "intend," "estimate," "believe," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption "Risk Factors," as well as in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, including without limitation under the captions "Risk Factors" and "Operating and Financial Review and Prospects," and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may offer and sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $150,000,000.. The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, on the basis of generally accepted accounting principles in the United States, our consolidated capitalization and indebtedness as of December 31, 2019. There has been no material change in the Company's capitalization and indebtedness since December 31, 2019:

U.S. Dollars (In thousands)
Short-term borrowings	-
Long-term borrowings	-
Shareholders' equity:
Ordinary shares, NIS 0.01 par value, authorized 100,000,000 shares; issued 40,742,355, outstanding 38,649,979	157

Additional paid-in capital	101,327
Retained earnings (losses)	36,716
Total shareholders' equity before treasury stock	138,200
Treasury stock, at cost 2,092,376	(1,898)
Total shareholders' equity	136,302
Total capitalization and indebtedness	-
Total Lease Liabilities	1,602

REASONS FOR THE OFFER AND USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus. Unless otherwise indicated in any accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus for general corporate purposes and working capital requirements. Pending use of the proceeds, we intend to invest the proceeds in portfolios of investment grade corporate and government securities.

DESCRIPTION OF ORDINARY SHARES

The primary trading market for our ordinary shares is the Nasdaq Global Market, where our ordinary shares are listed and traded under the symbol "CAMT". Our ordinary shares are also listed on the Tel Aviv Stock Exchange, or the TASE, under the symbol "CAMT".

A description of our ordinary shares can be found in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which description is incorporated herein by reference.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase any of our securities or any combination thereof. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. We may also appoint a rights agent that may act solely as our agent in connection with the rights that are sold. No such agent will assume any obligation or relationship of agency or trust with any of the holders of the rights. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

•	the title of such rights;

•	the securities for which such rights are exercisable;

•	the exercise price for such rights;

•	the number of such rights issued with respect to each ordinary share;

•	the extent to which such rights are transferable;

•	if applicable, a discussion of the material income tax considerations applicable to the issuance or exercise of such rights;

•	the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement, or any agency agreement, that we may enter into in connection with the rights offering; and

•	any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

Each right will entitle the holder of the right to purchase for cash such securities or any combination thereof at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate being properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in a prospectus supplement. Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the number and type of securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•	any other material terms of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of our ordinary shares, rights, warrants or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the ordinary shares, rights, or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the offered securities on a negotiated or competitive bid basis to or through underwriters or dealers. We may also sell the securities directly to institutional investors or other purchasers or through agents. We will identify any underwriter, dealer, or agent involved in the offer and sale of the securities, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

We may distribute our securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of our securities offered by the prospectus supplement.

If underwriters are used in the sale of our securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless stated otherwise in a prospectus supplement, the obligation of any underwriters to purchase our securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell our securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. In effecting sales, dealers engaged by us may arrange for other dealers to participate in the resales.

We, or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. In addition, we may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us or others to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in the event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

In connection with the sale of our securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us, or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be "underwriters" as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with a transaction involving our securities. We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority limitations.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward payment of certain civil liabilities, including liabilities under the Securities Act.

If stated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future. Institutions with whom such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchase under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

If underwriters or dealers are used in the sale, until the distribution of our securities is completed, Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (in other words, if they sell more shares than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of our securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. These transactions may be effected on any exchange on which our securities are traded, in the over-the-counter market, or otherwise.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates, except the Commission registration fee. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement:

SEC registration fee		$13,675
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

* These fees and expenses depend on the number of securities offered and the number of offerings by us under this prospectus, and, accordingly, cannot be estimated at this time.
.
LEGAL MATTERS

Certain matters of Israeli law with respect to the legality of the issuance of the securities being offered hereby will be passed upon for us by Shibolet & Co., Law Firm, Tel Aviv, Israel. Kramer Levin Naftalis & Frankel LLP, New York, New York, is acting as our counsel in connection with United States securities laws.

EXPERTS

The consolidated financial statements of Camtek Ltd. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019  have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports of Foreign Private Issuer on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

The Commission maintains a website that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the Commission through our website at http://www.camtek.com. The information contained on, or linked from our website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. The documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is terminated comprise the incorporated documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019;

•
the description of our ordinary shares (i) set forth under the caption “Description of Ordinary Shares” in the preliminary prospectus included in Registration Statement on Form F-1 (File No. 333-12292), originally filed with the Commission on July 14, 2000, as updated by (ii) Exhibit 2.1 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and any amendment or report filed for the purpose of further updating that description; and

•	our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on April 6, 2020 and April 7, 2020;

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Camtek Ltd., Ramat Gavriel Industrial Zone, P.O. Box 544, Migdal Ha' Emek 23150; +972-4-604-8100, Attention: Moshe Eisenberg, Chief Financial Officer.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon our directors and officers, almost all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments and all of our directors and almost all of our officers are located outside the United States, any judgment obtained in the United States against us or any of our directors not residing in the United States may not be collectible within the United States. It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. final judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, and including a judgment for the payment of compensation or damages in a non-civil matter, provided that:

•	the judgment was given by a court which was, according to the laws of the state of the court, competent to give it;

•	the judgment is executory in the state in which it was given;

•	the judgment is no longer appealable;

•	the judgment was not given by a court that is not competent to do so under the rules of private international law applicable in Israel;

•	there has been due process;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court or tribunal at the time the lawsuit is instituted in the U.S. court.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

3,500,000 Ordinary Shares

Camtek Ltd.
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PROSPECTUS SUPPLEMENT
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November 18, 2020

Joint Book-Running Managers

Barclays Stifel

Co-Managers

Needham & Company
B. Riley Securities
Northland Capital Markets